SPECTRUM

REAL ESTATE SERVICES

September 22, 2004

Molecular Diagnostics
414 N. Orleans
Suite 510
Chicago, IL 60610

Attn: Leslie Bergquist

Re: 414 North Orleans, Suite 502

Dear Leslie:

We are submitting the following proposal to you, subject to the new tenant signing, when fully signed shall serve as a Third Amendment to your Lease (which was previously amended by letter agreement dated June 13, 2003 and October 1, 2003) to return Suite 510 consisting of 3,787 square feet and add Suite 502 consisting of 700 square feet to your current lease.

Building:	414 North Orleans.
Returning Premises:	5th floor, Suite 510, 3,787 sf
Additional Leased Premises:	5th floor suite 502, 700 sf as per attached floor plan. Total Premises will consist of Suite 503; 1840 sf and Suite 502, 700sf.
Use:	General office use.
Lease Term:	This Third Lease Amendment shall provide that both terms for Suite 503 and 502 be coterminous with and expire in 4 years, October 31, 2008.
Lease Commencement:	This Third Lease Amendment shall commence November 1, 2004. The Lease expiration for Suite 502 and Suite 503 shall expire on October 31, 2008.
Lease Expiration:	The lease shall expire on October 31, 2008.
Base Gross Rental:	Effective November 1, 2004 the Monthly Base Gross Rental

2

Rate will be $ ~~6,529~~ ~~as shown on the attached rent chart.~~

Move from 510 to 502: Tenant shall move as soon as possible to Suite 502 from Suite 510, on or before October 20, 2003. The new rent will not start until November 1, 2004. The current rent shall govern for October 2004. Tenant shall relinquish to Landlord certain furniture to be identified on Exhibit B on October 20, 2004.

Deferred Note and Rent: Tenant shall pay the sum of $1,315.87 and $1,224.58 monthly through May 31, 2005 as "Additional Rent," representing two deferred obligations of tenant.

Escalation: The Base Gross Rental Rate shall increase annually by 3%.

Tenant's Pro Rata Share: Tenant shall pay its proportionate share of all increases in Real Estate Taxes and Operating Expenses of the Building above the 2003 base year.

Lease Guarantee & Security Deposit: One Month's Rent

Landlord Work: New paint and carpet for suite 502.

Electricity: Electricity for lights and outlets is separately metered and serviced by ComEd or alternatively prorated based on square footage by Landlord.

HVAC: Landlord shall provide heating, ventilation and air-conditioning (HVAC) during Standard Building Hours: Weekdays 8:00 a.m. to 6:00 p.m. and Saturday 8:00 a.m. to 1:00 p.m. (Sundays and Holidays excepted).

Access: 414 North Orleans provides a 24-hour lobby attendant

Janitorial: Landlord shall provide janitorial services to the Building and Tenant space 5 days per week.

Signage: Tenant shall be provided, free of charge, initial building standard signage on the Building directory and the suite entrance.

American With Disabilities Act: 414 North Orleans is in material compliance with state/federal ADA requirements; ownership is not aware of any issues of non-compliance.

Hazardous Material: 414 North Orleans has no asbestos nor was the Building constructed with any hazardous material (to the best of Landlord's knowledge).

Condition Precedent: It is a Condition Precedent that US Fiduciaries LLC sign a Lease for Suite 510 which is expected to occur September 24, 2004.

Should you have any questions regarding the foregoing proposal, please call me at (312) 527-3600, extension 2.

Very truly yours,

SPECTRUM REAL ESTATE PROPERTIES, INC.

Jerry Lasky

JL:st

Agreed:

Tenant:

CFO

~~Ampersand Medical Corporation, Inc.~~
~~D/b/a~~ Molecular Diagnostics, Inc.

Landlord:

OP, LLC